News Release	Exhibit 99.1

For Immediate Release June 9, 2011	Contact:	Stacy Frole	(419) 627-2227
PETER J. CRAGE TO RESIGN AS CEDAR FAIR'S CHIEF FINANCIAL OFFICER

•	Crage to resign as of June 22, 2011 to pursue a new professional opportunity

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Finance function to be lead by David R. Hoffman, vice president of finance and corporate tax, and Brian C. Witherow, vice president and corporate controller, while Company conducts a search for a successor

•	Company on track to name a new president and CEO-successor in the near future

SANDUSKY, OHIO, June 9, 2011 - Cedar Fair Entertainment Company (NYSE: FUN) today announced that Peter J. Crage has submitted his letter of resignation as the Company's chief financial officer, effective June 22, 2011. Crage, 49, who has served in this position since 2005, is leaving the Company to pursue a new professional opportunity. David R. Hoffman, 42, vice president of finance and corporate tax, and Brian C. Witherow, 44, vice president and corporate controller, will lead the finance function in the interim while the Company conducts a search for Crage's successor.
“On behalf of the Board and the entire organization, I want to sincerely thank Peter for his tireless efforts and loyal service to Cedar Fair over the years,” said Dick Kinzel, president and chief executive officer. “Peter is a consummate professional and an even better person. His insight and candor will be missed. We wish him nothing but the very best as he moves on to this new opportunity.
“We built significant operational and financial momentum during the past year and fully expect to maintain this strong performance trajectory in 2011 and beyond,” he said. “Given the strength of our financial team, we expect this transition to be seamless.”
“I wish to thank Dick and my colleagues, as well as the Board, for the confidence they have consistently shown me during my tenure at Cedar Fair,” said Crage. “While I am tremendously excited about my new position, it was certainly not an easy decision for me to make given my strong connection to Cedar

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 416-627-2233

PETER J. CRAGE TO RESIGN AS CEDAR FAIR'S CHIEF FINANCIAL OFFICER
June 9, 2011

Fair and the wonderfully talented men and women who work here. I am proud of what we accomplished together and look forward to watching them build upon this success.”
As previously announced, the Company is in the process of naming a new president, who will succeed Kinzel as chief executive office upon the completion of his contract. Today's announcement does not, in any way, affect the Company's plan to name this new senior leader in the near future.

About Cedar Fair
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the Company's northern region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls, and Kings Island; as well as Canada's Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan's Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott's Berry Farm; California's Great America; and Gilroy Gardens, which is managed under contract.
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Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 416-627-2233